                                   Exhibit 12

                               UNISYS CORPORATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                 ($ in millions)


                                               Years Ended December 31
                                   -----------------------------------------------
                                     2002      2001     2000     1999      1998
                                   -------   -------   -------   -------   -------
FIXED CHARGES
Interest expense                   $  66.5   $  70.0   $  79.8   $ 127.8   $ 171.7
Interest capitalized during
 the period                           13.9      11.8      11.4       3.6         -
Amortization of debt issuance
 expenses                              2.6       2.7       3.2       4.1       4.6
Portion of rental expense
 representative of interest           53.0      53.9      42.2      46.3      49.1
                                   -------   -------   -------   -------   -------
    Total Fixed Charges              136.0     138.4     136.6     181.8     225.4
                                   -------   -------   -------   -------   -------
EARNINGS
Income (loss) from continuing
 operations before income taxes      332.8     (46.5)    379.0     770.3     594.2
Add (deduct) the following:
 Share of loss (income) of
  associated companies                14.2      (8.6)    (20.5)      8.9       (.3)
 Amortization of capitalized
  interest                             8.8       5.4       2.2         -         -
                                   -------   -------   -------   -------   -------
    Subtotal                         355.8     (49.7)    360.7     779.2     593.9
                                   -------   -------   -------   -------   -------

Fixed charges per above              136.0     138.4     136.6     181.8     225.4
Less interest capitalized during
 the period                         ( 13.9)    (11.8)    (11.4)     (3.6)        -
                                   -------   -------   -------   -------   -------
Total earnings                     $ 477.9   $  76.9   $ 485.9   $ 957.4   $ 819.3
                                   =======   =======   =======   =======   =======
Ratio of earnings to fixed
 charges                              3.51        *       3.56      5.27      3.63
                                   =======   =======   =======   =======   =======

* Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by approximately $61.5 million.